Crowe Horwath

Crowe Horwath LLP
Member Horwath International

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re: AutoChina International Limited

Ladies and Gentlemen:

We have read the disclosure set forth in form 6-K of AutoChina International Limited and we are in agreement with the statements contained therein, as they relate to our firm.

Crowe Horwath LLP

Sherman Oaks, California
April 26, 2010